Exhibit 99.1

Targa Resources Corp. to Acquire Lucid Energy from Riverstone Holdings and

Goldman Sachs Asset Management for $3.55bn;

Provides Updated 2022 Standalone Financial Outlook

•	Complementary and highly strategic acquisition of leading gathering and processing (G&P) system in the Delaware Basin

•	Increases Targa’s size and scale in the Delaware Basin

•	Long-term fixed-fee contracts increase Targa’s overall fee-based margin

•	Underpinned by long-term high-quality producer dedications

•	$3.55 billion acquisition price represents approximately 7.5 times estimated 2023 adjusted EBITDA multiple

•	Near and longer-term synergy potential reduces acquisition multiple over time

•	Targa now estimates standalone 2022 adjusted EBITDA to be between $2.675 billion and $2.775 billion and year-end leverage ratio of about 2.7 times

•	Fully cash and debt-financed transaction; expect pro forma year-end 2022 leverage ratio around 3.5 times and improving thereafter

HOUSTON, DALLAS and NEW YORK, June 16, 2022 – Targa Resources Corp. (NYSE: TRGP) (“Targa” or the “Company”) and Lucid Energy Group, a leading privately held natural gas processor in the Permian Basin, announced today a definitive agreement under which a wholly-owned subsidiary of Targa will acquire Lucid Energy Delaware, LLC (“Lucid”) from Riverstone Holdings LLC (“Riverstone”) and Goldman Sachs Asset Management (“Goldman Sachs”), for $3.55 billion in cash.

Lucid provides natural gas gathering, treating, and processing services in the Delaware Basin, including approximately 1,050 miles of natural gas pipelines and approximately 1.4 billion cubic feet per day (“Bcf/d”) of cryogenic natural gas processing capacity in service or under construction located primarily in Eddy and Lea counties of New Mexico. Lucid’s Delaware Basin footprint overlays some of the most economic crude oil and natural gas producing acreage in North America. Current rig activity supports over 20 years of drilling inventory on Lucid’s greater than 600,000 dedicated acres, which are further supplemented by significant volumes subject to minimum volume commitments. Lucid’s assets are anchored by long-term, fixed-fee contracts and acreage dedications from a diverse set of high-quality customers. Approximately 70 percent of current system volumes are sourced from investment grade producers.

Targa’s standalone 2022 financial and operational outlook has continued to improve given the strength of commodity markets and producer activity levels. The Company now estimates full year standalone adjusted EBITDA to be between $2.675 billion and $2.775 billion and reported year-end leverage ratio of about 2.7 times. Targa’s updated financial expectations assume natural gas liquids (“NGL”) composite prices average $1.05 per gallon, crude oil prices average $100 per barrel and Waha natural gas prices average $6.00 per million British Thermal Units (“MMbtu”) for the remainder of 2022.

“The strength of Targa’s standalone financial position has afforded us the flexibility to consider attractive opportunities to grow our business through acquisitions, as evidenced by our ability to finance the purchase of Lucid utilizing available cash and debt with estimated pro forma year-end 2022 leverage around 3.5 times, well within our long-term leverage ratio target range,” said Matt Meloy, Chief Executive Officer of Targa. “Lucid’s management team has developed an attractive position in the Delaware Basin and we look forward to continuing to provide value added services to the producer customers. This is an exciting acquisition that aligns with our integrated strategy as we are expanding and diversifying our Permian Basin footprint with Lucid’s complementary presence at an attractive investment multiple that we expect will further enhance the creation of shareholder value and continue to drive more volumes through Targa’s downstream businesses.”

“The acquisition is expected to be immediately accretive to distributable cash flow per share. This acquisition further supports our already strong cash flow profile and ability to return an increasing amount of capital to our shareholders through common dividend increases and common share repurchases,” added Meloy.

“Over the past several years, Lucid has firmly established itself as a leading midstream processor in the Delaware Basin, with a talented team, sophisticated operations and infrastructure, and strong customer partnerships,” said Mike Latchem, CEO of Lucid Energy. “I am immensely proud of what we have achieved, as today’s transaction is a testament to the commitment and expertise of our team members and our strategy of growing the business for the benefit of all stakeholders. On behalf of Lucid, I want to express our gratitude to our sponsors, Riverstone and Goldman Sachs, whose partnership was instrumental in building the platform and helping to position the company for its next chapter of success.”

“We congratulate Mike Latchem and the entire Lucid team on today’s milestone,” said Baran Tekkora, a Partner at Riverstone and Co-Head of Private Equity. “The transaction with Targa will position Lucid for its next stage of growth, while creating enhanced opportunities for its employees, customers and communities. Riverstone is pleased to have executed its strategy of partnering with Goldman Sachs and Lucid’s exceptional management team, where the combination of our capital and industry expertise resulted in strong returns for all stakeholders. Since the joint acquisition of Lucid in 2018, Lucid has significantly grown volumes and EBITDA and has differentiated itself as a highly sought-after midstream operator with a best-in-class safety and environmental track record.”

“We are pleased to have partnered with Lucid and Riverstone over the last several years, as the company has continued its growth as a leading gas gathering and processing platform in the Delaware Basin,” said Scott Lebovitz, Partner and Co-Head of the Infrastructure investing business within Goldman Sachs Asset Management. “We believe Mike and the team have done a great job of expanding customer relationships with high quality producers in the basin while continuing their commitment to the environment, safety, and the communities they serve.”

Additional Information and Advisors

Completion of this transaction is subject to customary closing conditions, including regulatory approvals. The transaction is expected to close in the third quarter of 2022. Targa has available liquidity, including cash on hand, its existing $2.75 billion revolving credit facility, and committed debt financing to fund the acquisition.

Evercore and Mizuho Securities USA LLC are serving as Targa’s financial advisors and Vinson & Elkins LLP is acting as Targa’s legal counsel on the transaction. Jefferies LLC is serving as financial advisor, and Latham & Watkins, LLP and Fried, Frank, Harris, Shriver & Jacobson LLP are acting as legal counsel to the seller group.

The Lucid Acquisition investor presentation has been posted to the Investors page of the Company’s website, in the Events and Presentations section, or by going directly to www.targaresources.com/investors/events.

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary domestic midstream infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and NGLs to domestic and international markets with growing demand for cleaner fuels and feedstocks. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting, and purchasing and selling natural gas; transporting, storing, fractionating, treating, and purchasing and selling NGLs and NGL products, including services to LPG exporters; and gathering, storing, terminaling, and purchasing and selling crude oil.

Targa is a FORTUNE 500 company and is included in the S&P 400.

For more information, please visit the Company’s website at www.targaresources.com.

About Lucid Energy Group

Lucid Energy Group is the largest privately held natural gas processor in the Permian Basin, providing the full range of gas midstream services to more than 50 customers in New Mexico and West Texas. Lucid is supported by growth capital commitments from a joint venture formed by Riverstone Global Energy and Power Fund VI, L.P., an investment fund managed by Riverstone Holdings LLC, and investment funds managed by Goldman Sachs Asset Management. Please visit www.lucid-energy.com for more information.

About Riverstone Holdings LLC

Founded in 2000 by David Leuschen and Pierre Lapeyre, Riverstone Holdings LLC is an asset management firm that invests in the private markets primarily within energy, power and infrastructure. Since inception, the Firm has raised $43 billion of capital to invest across the capital structure and in all major components of the industry’s value chain. This includes nearly $8 billion in investments in renewable infrastructure and decarbonization, where Riverstone has partnered with or established industry leading companies.

About Goldman Sachs Asset Management

Bringing together traditional and alternative investments, Goldman Sachs Asset Management provides clients around the world with a dedicated partnership and focus on long-term performance. As the primary investing area within Goldman Sachs (NYSE: GS), we deliver investment and advisory services for the world’s leading institutions, financial advisors and individuals, drawing from our deeply connected global network and tailored expert insights, across every region and market—overseeing more than $2 trillion in assets under supervision worldwide as of March 31, 2022. Driven by a passion for our clients’ performance, we seek to build long-term relationships based on conviction, sustainable outcomes, and shared success over time. Follow us on LinkedIn.

Non-GAAP Financial Measure

This press release includes the Company’s non-GAAP financial measure: adjusted EBITDA. The following table provides reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure.

The Company utilizes non-GAAP measures to analyze the Company’s performance. Adjusted EBITDA is a non-GAAP measure. The GAAP measure most directly comparable to this non-GAAP measure is Net income (loss) attributable to Targa Resources Corp. This non-GAAP measure should not be considered as an alternative to GAAP measures and has important limitations as analytical tools. Investors should not consider this measure in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measure exclude some, but not all, items that affect income and segment operating margin, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted EBITDA

The Company defines adjusted EBITDA as Net income (loss) attributable to Targa Resources Corp. before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

The following table presents a reconciliation of estimated standalone net income of the Company to estimated standalone adjusted EBITDA for 2022:

2022E
(in millions)
Reconciliation of Estimated Net Income attributable to Targa Resources Corp. to Estimated Adjusted EBITDA
Net income attributable to Targa Resources Corp.	$1,350.0
Interest expense, net	350.0
Income tax expense	300.0
Depreciation and amortization expense	865.0
(Gain) loss on sale of assets	(440.0)
(Gain) loss from financing activities (1)	50.0
Equity (earnings) loss	—
Distributions from unconsolidated affiliates and preferred partner interests, net	45.0
Compensation on equity grants	55.0
Risk management activities	170.0
Noncontrolling interests adjustments (2)	(20.0)

Estimated Adjusted EBITDA	$2,725.0

(1)	Gains or losses on debt repurchases or early debt extinguishments.
(2)	Noncontrolling interest portion of depreciation and amortization expense.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, commodity price volatility due to ongoing conflict in Ukraine, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, the completion of the acquisition of Lucid, which may not be completed on a timely basis or at all, expected benefits relating to the acquisition of Lucid and their impact on the Company’s results of operations, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

For Targa

InvestorRelations@targaresources.com

(713) 584-1133

Sanjay Lad

Vice President, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer

For Lucid & Riverstone

Daniel Yunger / Daniel Hoadley

Kekst CNC

daniel.yunger@kekstcnc.com / daniel.hoadley@kekstcnc.com

For Goldman Sachs Asset Management

Avery Reed

avery.reed@gs.com